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                                                                     Exhibit 8.1


                       [LETTERHEAD OF BATTLE FOWLER LLP]


                                 (212) 856-7000


                                 (212) 339-9150


                                 October 9, 1997




Tower Realty Trust, Inc.
120 West 45th Street
New York, New York 10036



Gentlemen:

                  We have acted as counsel to Tower Realty Trust, Inc., a Maryland corporation (the "Company"), in connection with the preparation of a registration statement (the "Registration Statement") originally filed with the Securities and Exchange Commission on August 6, 1997 (File No. 333-33011), as amended through the date hereof, with respect to the offering and sale (the "Offering") of up to 13,242,250 shares of common stock, $.01 par value, of the Company and the Company's contribution of substantially all of the net proceeds of the Offering to Tower Realty Operating Partnership, L.P., a Delaware limited partnership (the "Operating Partnership"), in exchange for a general partnership interest in the Operating Partnership. You have requested our opinion on certain federal income tax matters in connection with the Offering.

                  The Operating Partnership intends to acquire equity interests in certain existing office properties and associated personal property (the "Properties"). The Operating Partnership will own some of the Properties directly and will own the remaining Properties through limited liability companies or subsidiary partnerships (collectively, the "Subsidiary Partnerships").
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Tower Realty Trust, Inc.                                         October 9, 1997


                  In connection with the opinions rendered below, we have examined the following:

                  1. the Company's Articles of Amendment and Restatement, as filed with the Secretary of State of Maryland;

                  2. the Company's Amended and Restated Bylaws;

                  3. the Registration Statement, including the prospectus contained as part of the Registration Statement (the "Prospectus");

                  4. the Amended and Restated Agreement of Limited Partnership of the Operating Partnership (the "Operating Partnership Agreement"), among the Company, as general partner and several other limited partners;

                  5. the partnership agreements or operating agreements of the Subsidiary Partnerships; and

                  6. such other documents as we have deemed necessary or appropriate for purposes of this opinion.

                  In connection with the opinions rendered below, we have assumed generally that:

                  1. each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

                  2. during each taxable year, including its short taxable year ending December 31, 1997, the Company will operate in such a manner that will make the representations contained in the Representation Letter, dated October 6, 1997 and executed by the president of the Company (the "Representation Letter"), true for such years;

                  3. the Company will not make any amendments to its organizational documents or the Operating Partnership Agreement, after the date of this opinion that would affect the Company's qualification as a real estate investment trust (a "REIT") for any taxable year;

                  4. each limited partner (a "Limited Partner") of the Operating Partnership that is a corporation or other entity has valid legal existence;
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Tower Realty Trust, Inc.                                         October 9, 1997


                  5. each Limited Partner has full power, authority, and legal right to enter into an perform the terms of the Operating Partnership Agreement and the transactions contemplated thereby; and

                  6. neither the Operating Partnership or any Subsidiary Partnership will make an election to be taxed as an association taxable as a corporation or other than as a partnership pursuant to Treasury Regulation Section301.7701-3(c).

                  In connection with the opinions rendered below, we also have relied upon the correctness of the representations contained in the Representation Letter.

                  For purposes of our opinions, we made such factual and legal inquiries, including examination of the documents set forth above, as we have deemed necessary or appropriate for purposes of our opinion. For purposes of rendering our opinion, however, we have not made an independent investigation of the facts contained in the documents and assumptions set forth above, the representations set forth in the Representation Letter, or the Prospectus. We consequently have relied upon the representations in the Representation Letter that the information presented in such documents or otherwise furnished to us is accurate and assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material facts relevant to our opinion.

                  In addition, to the extent that any of the representations provided to us in the Representation Letter are with respect to matters set forth in the Internal Revenue Code of 1986, as amended (the "Code"), or the Treasury regulations thereunder (the "Regulations"), we have reviewed with the individuals making such representation the relevant portion of the Code and the applicable Regulations and are reasonably satisfied that such individuals understand such provisions and are capable of making such representations.

                  Based on the documents and assumptions set forth above, the representations set forth in the Representation Letter, and the discussion in the Prospectus under the caption "Federal Income Tax Considerations" (which is incorporated herein by reference), we are of the opinion that:

                  (a) commencing with the Company's short taxable year ending December 31, 1997, the Company will qualify to be taxed as a REIT pursuant to sections 856 through 860 of the Code, and
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Tower Realty Trust, Inc.                                         October 9, 1997


         the Company's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code;

                  (b) the descriptions of the law and the legal conclusions contained in the Prospectus under the caption "Federal Income Tax Considerations" are correct in all material respects, and the discussion contained therein fairly summarizes the federal tax considerations that are material to a holder of the Common Shares; and

                  (c) the Operating Partnership and the Subsidiary Partnerships will be treated for federal income tax purposes as partnerships and not as associations taxable as corporations or as publicly traded partnerships.

We assume no obligation to advise you of any changes in our opinion subsequent to the delivery of this opinion letter. The Company's qualification and taxation as a REIT depends upon the Company's ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to stockholders, and the diversity of its stock ownership. We will not review on a continuing basis the Company's compliance with the documents or assumptions set forth above, or the representations set forth in the Representation Letter. Accordingly, no assurance can be given that the actual results of the Company's operations the sources of its income, the nature of its assets, the level of the Company's distributions to its stockholders and the diversity of the Company's stock ownership for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.

                  The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT, or the Operating Partnership or the Subsidiary Partnerships from being classified as partnerships for federal income tax purposes.

                  We hereby consent to the filing of this opinion as an
exhibit to the Registration Statement.  We also consent to the
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Tower Realty Trust, Inc.                                         October 9, 1997



references to Battle Fowler LLP under the captions "Federal Income Tax Considerations" and "Legal Matters" in the Prospectus.

                  The foregoing opinions are limited to the federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee and the stockholders of the Company. Except for the addressee and the stockholders of the Company, this opinion may not be relied upon for any purpose by any other person without our express written consent.


                                               Very truly yours,

                                               /s/ Battle Fowler LLP